As filed with the Securities and Exchange Commission on October 14, 2003

Registration No. 333-107536

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HCA INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)
75-2497104
(I.R.S. Employer Identification No.)

One Park Plaza

Nashville, Tennessee 37203
(615) 344-9551
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JOHN M. FRANCK II

Vice President and Corporate Secretary
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Page Davidson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-2700
(615) 742-6200
Ronald J. Frappier
Jenkens & Gilchrist
A Professional Corporation
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202
(214) 855-4500

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 14, 2003

PROSPECTUS

HCA INC.

$2,500,000,000

Debt Securities

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf ” registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $2,500,000,000.

      This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus.

      You should rely only on the information incorporated by reference or provided in this prospectus and the prospectus supplement. Neither we nor any underwriter has authorized anyone else to provide you with different information. This prospectus is not an offer to sell and it is not soliciting an offer to buy these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

      We will provide specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information,” carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October           , 2003

TABLE OF CONTENTS

Where You Can Find More Information	3

The Company	4

Ratio of Earnings to Fixed Charges	4

Use of Proceeds	4

Description of Debt Securities	5

Plan of Distribution	12

Legal Opinions	13

Experts	13

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and file reports and other information with the SEC. You may read and copy these reports at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) 732-0330. You may also inspect these reports at the SEC’s New York Regional Office, 233 Broadway, New York, New York 10279, at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock trades. In addition, the SEC maintains an Internet site that contains reports and other information regarding us (http://www.sec.gov).

      We have registered these securities with the SEC on Form S-3 under the Securities Act of 1933. As allowed by the SEC’s rules, this prospectus does not contain all of the information set forth in the Registration Statement. You may obtain copies of the Registration Statement (including exhibits), free of charge, as discussed in the first paragraph.

      The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 5, 2003, February 12, 2003, March 13, 2003, April 2, 2003, April 16, 2003, April 22, 2003, April 30, 2003, May 23, 2003, June 30, 2003, July 2, 2003, July 15, 2003, July 22, 2003 and July 29, 2003; and

•	any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

      Notwithstanding the foregoing, information furnished under Items 9 and 12 of our Current Reports on Form 8-K, including the related Exhibits, is not incorporated by reference in this prospectus and the accompanying registration statement.

      You may obtain copies of the above information (including exhibits), upon written or oral request, without charge. You should direct requests to John M. Franck II, Vice President and Corporate Secretary, HCA Inc., One Park Plaza, Nashville, Tennessee 37203 or by telephone at (615) 344-9551. Our web site address is www.hcahealthcare.com. Please note that our web site address is provided as an inactive textual reference only.

THE COMPANY

      HCA Inc. is a holding company whose affiliates own and operate hospitals and related health care entities. The term “affiliates” includes our direct and indirect subsidiaries and partnerships and joint ventures in which our subsidiaries are partners. As of June 30, 2003, these affiliates owned and operated 184 hospitals and 76 freestanding surgery centers and provided extensive outpatient and ancillary services. Our affiliates are also partners in several 50/50 joint ventures that own and operate six hospitals and four freestanding surgery centers which are accounted for using the equity method. Our facilities are located in 23 states, England and Switzerland.

      Our primary objective is to provide a comprehensive array of quality health care services in the most cost-effective manner possible. Our hospitals provide a full range of medical services including such medical specialties as internal medicine, general surgery, cardiology, oncology, neurosurgery, orthopedics and obstetrics, as well as diagnostic and emergency services. We also provide outpatient and ancillary health care services at both our general, acute care hospitals and at our freestanding facilities, including outpatient surgery and diagnostic centers, rehabilitation facilities, home health care agencies and other facilities. In addition, we operate psychiatric hospitals which generally provide a full range of mental health care services in inpatient, partial hospitalization and outpatient settings.

      We were formed in January 1990 as a Nevada corporation and reincorporated in Delaware in July 1993. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number at that address is (615) 344-9551.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our consolidated earnings to fixed charges for the periods presented.

For the Six Months
Ended June 30,		For the Year Ended December 31,

2003	2002	2002	2001	2000	1999	1998

4.79x	5.25x	3.63x	3.39x	1.85x	3.11x	2.58x

      For the purpose of computing the ratio of earnings to fixed charges, “earnings” consist of income from continuing operations before minority interests, income taxes and fixed charges. “Fixed charges” consist of interest expense, debt amortization costs and one-third of rent expense, which approximates the interest portion of rent expense.

USE OF PROCEEDS

      Unless otherwise specified in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes. We intend to offer the debt securities periodically when prevailing interest rates and other market conditions are advantageous or as required by our financing needs.

DESCRIPTION OF THE DEBT SECURITIES

General

      The description below of the general terms of the debt securities will be supplemented by the more specific terms in the prospectus supplement.

      We will issue the debt securities in one or more series under an indenture dated as of December 16, 1993 between us and The Bank of New York, successor to Bank One Trust Company, N.A., as trustee, which succeeded The First National Bank of Chicago, as trustee. We will refer to the indenture, together with all supplements, as the “Indenture.” We will call The Bank of New York the “Trustee.” The Indenture describes the terms of the debt securities and does not limit the amount of debt securities or other unsecured, senior debt that we may issue.

      The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Indenture limits our ability and that of our subsidiaries under certain circumstances to secure debt by mortgages on our principal properties, by entering into sale and lease-back transactions or by issuing subsidiary debt or preferred stock. In a liquidation or reorganization of any of our subsidiaries, the right of holders of the debt securities to participate in any distribution is subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor.

      In addition to the following description of the debt securities, you should refer to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. The article and section numbers refer to those in the Indenture.

      The prospectus supplement will specify the following terms of the issue of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued and are or will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, or the method by which such rate or rates shall be determined, and the date or dates from which such interest, if any, will accrue;

•	the date or dates on which such interest, if any, will be payable, the method of determining holders to whom any of the interest shall be payable and the manner in which any interest payable on a global debt security will be paid if other than book-entry;

•	each office or agency where the principal, premium and interest on the debt securities will be payable and where the debt securities may be presented for registration of transfer or exchange;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed at our option;

•	our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder, and the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities will be redeemed, repaid or purchased pursuant to any such obligation;

•	whether the debt securities are to be issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder;

•	whether the debt securities are to be issued in whole or in part in the form of one or more global notes and, if so, the identity of the depositary, if any, for such global note or notes;

•	if other than dollars, the foreign currency or currencies or foreign currency units in which the principal, premium and interest on the debt securities shall or may be paid and, if applicable,

whether at our election and/or that of the holder, and the conditions and manner of determining the exchange rate or rates;

•	any index used to determine the amount of payment of principal, premium and interest on the debt securities;

•	any addition to, or modification or deletion of, any events of default or covenants provided for with respect to the debt securities;

•	provisions, if any, for the defeasance of the debt securities;

•	any other detailed terms and provisions of the debt securities that are not inconsistent with the Indenture (Section 301); and

•	any special provisions for the payment of additional amounts with respect to the debt securities.

      The debt securities may be issued at a substantial discount below their stated principal amount. The prospectus supplement will describe any federal income tax consequences and other special considerations applicable to discount securities. Discount securities may provide for the declaration or acceleration of the maturity of an amount less than the principal amount if an event of default occurs and continues.

Denominations, Registration and Transfer

      Unless we state otherwise in a prospectus supplement, we will issue the debt securities in registered form and in denominations of $1,000 or any multiple thereof (Section 302). You will be able to exchange the debt securities of any series (other than a global note) for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms, as long as the debt securities are issued in authorized denominations. You may exchange the debt securities at the office of the security registrar or co-security registrar that we designate in a prospectus supplement. We will not impose any service charge for the exchange of any debt security; however, we may ask you to pay any taxes and other governmental charges as described in the Indenture. The security registrar or co-security registrar will effect the exchange when satisfied with your documents of title and identity. We have appointed the Trustee as security registrar (Section 305).

Payment and Paying Agents

      Unless otherwise indicated in a prospectus supplement, we will make principal, premium, and interest payments at the office of our paying agent. Alternatively, we may determine to pay any interest, including any installment of interest, (i) by check mailed to you at the address in the register or (ii) by wire transfer to the holder’s account (Section 307).

      Unless otherwise indicated in a prospectus supplement, the Trustee will act as our sole paying agent with respect to the debt securities, through its principal office in the Borough of Manhattan, The City of New York. We will name any additional paying agents in a prospectus supplement. We may at any time rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent, which can be us, in each place of payment for a series of the debt securities.

      If we have paid any moneys to the Trustee or a paying agent for the principal, premium, and interest on any debt securities, and those moneys remain unclaimed two years after due and payable, the moneys will be repaid to us and the holder of the debt securities may thereafter look only to us for any payment (Section 1103).

Book-Entry System

      We may issue the debt securities in whole or in part in book-entry only form, which means that they will be represented by one or more permanent global notes that will be deposited with a depositary located in the United States, unless otherwise indicated in a prospectus supplement. We will identify the depositary and describe the specific terms of the depositary arrangement in the prospectus supplement relating to each series. We will refer to this form here and in the prospectus supplement as “book-entry only.” The following discussion pertains to securities that are issued in book-entry only form.

      One or more global notes will be issued to and registered in the name of the depositary or its nominee. The depositary will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Beneficial interests in global notes will be shown on, and transfers of global notes will be made only through, records maintained by the depositary and its participants.

      So long as a depositary or its nominee is the registered owner of a global note, it will be considered the sole owner of the debt securities under the Indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owner under the Indenture. Certain jurisdictions that require purchasers of securities to take physical delivery of securities in definitive form may impair the ability to transfer beneficial interests in a global note. Neither we, the Trustee, any paying agent nor the security registrar will have any responsibility or liability for payments on account of, or for maintaining, supervising or reviewing any records relating to, the beneficial ownership interests.

      We will make payments of principal, premium and interest on debt securities to the depositary or its nominee, as the registered owner of the global note. We expect that the depositary for debt securities of a series, upon receipt of any payment of principal, premium or interest in respect of a global note, will credit immediately participants’ accounts with payments according to their respective holdings of beneficial interests in the global note as shown on the records of the depositary. We also expect that standing instructions and customary practices will govern payments by participants to owners of beneficial interests in the global note held through the participants, as is now the case with securities held for the accounts of customers registered in “street name.” These payments will be the responsibility of the participants.

      A global note may not be transferred, except that the depositary, its nominees and their successors may transfer an entire global note to one another. Debt securities represented by a global security would be exchangeable for certificates in definitive registered form with the same terms in authorized denominations only if:

•	a depositary of a series is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days; or

•	we determine at any time not to have any debt securities represented by one or more global notes.

In either instance, an owner of beneficial interests in a global note will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and to physical delivery in definitive form (Section 304).

Limitations on Us and Our Subsidiaries

  Limitations on Mortgages

      The Indenture provides that neither we nor any of our subsidiaries will issue, assume or guarantee any indebtedness or obligation secured by mortgages, liens, pledges or other encumbrances upon any principal property (which means each of our acute care hospitals that provides general medical and surgical services), unless the debt securities shall be secured equally and ratably with (or prior to) such debt (Section 1105). This restriction will not apply to:

•	mortgages securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the mortgages are incurred within 18 months of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements;

•	mortgages existing on property at the time of its acquisition by us or our subsidiary or on the property of a corporation at the time of the acquisition of such corporation by us or our subsidiary;

•	mortgages to secure debt on which the interest payments are exempt from federal income tax under Section 103 of the Internal Revenue Code;

•	mortgages in favor of us or a consolidated subsidiary;

•	mortgages existing on the date of the Indenture;

•	certain mortgages to governmental entities;

•	mortgages incurred in connection with the borrowing of funds used to repay debt within 120 days in the same principal amount secured by other mortgages on principal property with at least the same appraised fair market value;

•	mortgages incurred within 90 days (or any longer period, not in excess of one year, as permitted by law) after acquisition of the related property or equipment arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code; and

•	any extension, renewal or replacement of any mortgage referred to above, provided the amount secured is not increased and it relates to the same property.

  Limitations on Sale and Lease-Back

      The Indenture provides that neither we nor any subsidiary will enter into any sale and lease-back transaction with respect to any principal property with another person unless either:

•	we or our subsidiary could incur indebtedness secured by a mortgage on the property to be leased; or

•	within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property, net of all debt securities delivered under the Indenture, to the voluntary retirement of our funded debt or the acquisition or construction of a principal property (Section 1106).

  Limitations on Subsidiary Debt and Preferred Stock

      The Indenture provides that none of our restricted subsidiaries may, directly or indirectly, create, incur, issue, assume or otherwise become liable with respect to, extend the maturity of, or become responsible for the payment of, any debt or preferred stock except:

•	debt outstanding on the date of the Indenture;

•	debt representing the assumption by one restricted subsidiary of debt of another;

•	debt or preferred stock of any corporation or partnership existing when it becomes a subsidiary;

•	debt of a restricted subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations or from guarantees, letters of credit, surety bonds or performance bonds securing any of our obligations or those of our subsidiaries incurred or assumed in connection with the disposition of any business, property or subsidiary, except for the purpose of financing an acquisition, provided that the maximum aggregate liability does not exceed the gross proceeds from the disposition;

•	debt of a restricted subsidiary in respect of performance, surety and other similar bonds, bankers acceptances and letters of credit provided in the ordinary course of business;

•	debt secured by a mortgage incurred to finance the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the mortgage and debt are incurred within 18 months of the later of the acquisition or completion of construction and full operation or additions, repairs, alterations or improvements and the mortgage does not relate to any other property;

•	permitted subsidiary refinancing debt (as defined in the Indenture);

•	debt of a restricted subsidiary to us or another subsidiary as long as we hold it; or

•	any obligation pursuant to a permitted sale and lease-back transaction (Section 1107).

  Exempted Transactions

      Even if otherwise prohibited by these limitations, if the aggregate outstanding principal amount of all our other debt and that of our subsidiaries subject to these limitations does not exceed 15% of our consolidated net tangible assets, then:

•	we or any of our subsidiaries may issue, assume or guarantee debt secured by mortgages;

•	we or any of our subsidiaries may enter into any sale and lease-back transaction; and

•	any restricted subsidiary may issue, assume or become liable for any debt or preferred stock (Section 1108).

Events of Default

      Under the Indenture, an event of default applicable to the debt securities of any series means:

•	failure to pay the principal or any premium on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment in respect of any debt security of that series when due;

•	failure to perform, or the breach of, any of our other applicable covenants or warranties in the Indenture, continued for 60 days after written notice;

•	events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of that series (Section 501).

      If any event of default with respect to debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount, or in the case of discount securities, a portion of the principal amount, of all the debt securities of that series to be due and payable immediately. The holders may, under certain circumstances, rescind and annul this acceleration prior to obtaining a judgment or decree (Section 502).

      Other than the duties of the Trustee during a default to act with the required standard of care, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders shall have offered to the Trustee reasonable indemnity (Section 603). Subject to these indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series (Section 512).

      We will furnish the Trustee annually with a statement as to our performance of certain obligations under the Indenture and as to any default in our performance (Section 1109).

Modification and Waiver

      We and the Trustee may modify and amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected. We must have the consent of the holder of each outstanding debt security affected to:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal, premium or interest on any debt security;

•	reduce the amount of principal of discount securities payable upon acceleration of the maturity;

•	change the currency of payment of principal, premium or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

•	reduce the percentage of holders whose consent is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults (Section 1002).

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of that series, waive any past default under the Indenture with respect to debt securities of that series. However, such holders may not waive a past default in the payment of principal, premium or interest, or any sinking fund installment with respect to the debt securities, or waive a covenant or provision that cannot be modified or amended, without the consent of the holders of each outstanding debt security affected (Section 513).

Consolidation, Merger, Sale or Lease of Assets

      We may consolidate with or merge into, or transfer or lease our assets to, any corporation without the consent of the holders of any of the outstanding debt securities under the Indenture if:

•	the successor corporation assumes our obligations on the debt securities and under the Indenture;

•	after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	other conditions are met (Section 901).

Defeasance

      If so specified in a prospectus supplement, we may be discharged from all obligations under the debt securities of any series, and we will not be subject to the limitations in the Indenture discussed in the above sections, if we deposit with the Trustee trust money or U.S. government obligations that are sufficient to pay all principal, premium and interest on the debt securities of the series. We would deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not (1) cause the holders of the debt securities of the series to recognize income, gain or loss for United States income tax purposes or (2) result in the delisting of the debt securities from any national securities exchange (if so listed) (Article Fourteen).

Notices

      Notices to holders will be mailed to the addresses of the holders listed in the security register (Sections 101, 105).

Governing Law

      We will construe the Indenture and the debt securities in accordance with the laws of the State of New York (Section 111).

Concerning the Trustee

      The Trustee has normal banking relationships with us.

PLAN OF DISTRIBUTION

General

      We may sell the debt securities directly to purchasers or through underwriters, dealers or agents or through a combination of any of those methods of sale. We may distribute the debt securities in one or more transactions, either at a fixed price or varying prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The prospectus supplement will identify the terms of the offering, the names of the underwriters or agents, the purchase price, any underwriting discounts, the method of distribution and the time and place of delivery of the debt securities.

      Agents designated by us from time to time may solicit offers to purchase the debt securities. We will name any such agent involved in the offer or sale of the debt securities and set forth any commissions payable by us to such agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the debt securities.

      If an underwriter or underwriters are utilized in the sale of debt securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

      If a dealer is utilized in the sale of the debt securities, we or an underwriter will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

      We may directly solicit offers to purchase the debt securities, and we or an underwriter may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the debt securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if utilized.

      Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

      Since each issuance of a series of these debt securities will have no established trading market, broker-dealers may make a market in the debt securities. We cannot assure the liquidity of the trading market for the debt securities.

Delayed Delivery Arrangement

      If so indicated in a prospectus supplement, we will authorize dealers or agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date, if so permitted by the purchaser’s jurisdiction. We must approve all institutions, which may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The dealers and other agents will not be responsible for the validity or performance of these contracts.

LEGAL OPINIONS

      Bass, Berry & Sims PLC is passing upon the validity of the debt securities for us. Jenkens & Gilchrist, a Professional Corporation, is passing upon legal matters in connection with the offering of the debt securities for any underwriters, dealers or agents. Jenkens & Gilchrist has rendered, and continues to render, legal services to us.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC filing fee	$202,250

Accounting fees and expenses	25,000	*

Printing and engraving	25,000	*

Blue Sky fees and expenses	10,000	*

Legal fees and expenses	75,000	*

Trustee’s fees and expenses	15,000	*

Rating Agency fees	285,000	*

Miscellaneous	18,200	*

Total	$655,450	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

      Our Restated Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, which we will refer to as the DGCL, each person who was or is made or is threatened to be made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer (or was serving at our request as a director, officer, employee or agent for another entity).

      Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against liability actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In connection with a criminal proceeding, a corporation may indemnify any director, officer, employee or agent who had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of a corporation, however, the DGCL does not allow indemnification if the person shall have been adjudged to be liable to the corporation. However, a court may find that, in light of all circumstances, the person is fairly and reasonably entitled to indemnity for expenses.

      Our Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL permits these limitations of a director’s liability, but does not permit a corporation to eliminate or limit a director’s liability for the following:

•	breaches of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or known violations of law;

•	the payment of unlawful dividends or unlawful stock purchases or redemptions; or

•	transactions in which the director received an improper personal benefit.

      We are insured against liabilities that we may incur by reason of our indemnification of officers and directors in accordance with our Restated Certificate of Incorporation. We also insure directors and officers against liabilities that might arise out of their employment and are not subject to indemnification under our Restated Certificate of Incorporation.

Item 16. Exhibits.

1	—	Underwriting Agreement Standard Provisions (Debt Securities) dated September 18, 2002 (filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated September 18, 2002, and incorporated herein by reference).
4.1	—	Indenture dated as of December 16, 1993 between the Company and The First National Bank of Chicago, as Trustee (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-87588) dated May 3, 2002, and incorporated herein by reference).
4.2	—	First Supplemental Indenture dated as of May 25, 2000 between the Company and Bank One Trust Company, N.A., as Trustee (filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated herein by reference).
4.3	—	Second Supplemental Indenture dated as of July 1, 2001 between the Company and Bank One Trust Company, N.A., as Trustee (filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).
4.4	—	Third Supplemental Indenture dated as of December 5, 2001 between the Company and The Bank of New York, as Trustee (filed as Exhibit 4.5(d) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference).
*5	—	Opinion of Bass, Berry & Sims PLC.
12	—	Statement regarding computation of ratio of earnings to fixed charges (filed as Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference, and filed as Exhibit 12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
23.1	—	Consent of Ernst & Young LLP, independent auditors.
*23.2	—	Consent of Bass, Berry & Sims PLC appears in its opinion filed as Exhibit 5.
*24	—	Power of Attorney of certain signatories appears on page II-4.
*25	—	Statement of Eligibility of Trustee on Form T-1.

* Previously filed.

Item 17. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on October 14, 2003.

HCA INC.

By:	/s/ DAVID G. ANDERSON

David G. Anderson
Senior Vice President – Finance and Treasurer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jack O. Bovender, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 14, 2003

* Richard M. Bracken	President, Chief Operating Officer and Director	October 14, 2003

/s/ R. MILTON JOHNSON R. Milton Johnson	Senior Vice President and Controller (Principal Financial and Accounting Officer)	October 14, 2003

* Magdalena H. Averhoff, M.D.	Director	October 14, 2003

* Martin Feldstein	Director	October 14, 2003

* Thomas F. Frist, Jr., M.D.	Director	October 14, 2003

* Frederick W. Gluck	Director	October 14, 2003

* Glenda A. Hatchett	Director	October 14, 2003

* Charles O. Holliday, Jr.	Director	October 14, 2003

* T. Michael Long	Director	October 14, 2003

Signature		Title	Date

* John H. McArthur		Director	October 14, 2003

* Kent C. Nelson		Director	October 14, 2003

* Frank S. Royal, M.D.		Director	October 14, 2003

* Harold T. Shapiro		Director	October 14, 2003

*By:	/s/ DAVID G. ANDERSON David G. Anderson Attorney-in-Fact

INDEX TO EXHIBITS

1	—	Underwriting Agreement Standard Provisions (Debt Securities) dated September 18, 2002 (filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated September 18, 2002, and incorporated herein by reference).
4.1	—	Indenture dated as of December 16, 1993 between the Company and The First National Bank of Chicago, as Trustee (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-87588) dated May 3, 2002, and incorporated herein by reference).
4.2	—	First Supplemental Indenture dated as of May 25, 2000 between the Company and Bank One Trust Company, N.A., as Trustee (filed as Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and incorporated herein by reference).
4.3	—	Second Supplemental Indenture dated as of July 1, 2001 between the Company and Bank One Trust Company, N.A., as Trustee (filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, and incorporated herein by reference).
4.4	—	Third Supplemental Indenture dated as of December 5, 2001 between the Company and The Bank of New York, as Trustee (filed as Exhibit 4.5(d) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference).
*5	—	Opinion of Bass, Berry & Sims PLC.
12	—	Statement regarding computation of ratio of earnings to fixed charges (filed as Exhibit 12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and incorporated herein by reference, and filed as Exhibit 12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and incorporated herein by reference).
23.1	—	Consent of Ernst & Young LLP, independent auditors.
*23.2	—	Consent of Bass, Berry & Sims PLC appears in its opinion filed as Exhibit 5.
*24	—	Power of Attorney of certain signatories appears on page II-4.
*25	—	Statement of Eligibility of Trustee on Form T-1.

* Previously filed.